                              CERPROBE CORPORATION

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                   EXHIBIT 11

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                    ---------------------------
                                                        1999            1998
                                                    ------------    -----------
Net loss                                            $(12,580,672)   $  (495,908)
                                                    ============    ===========

Weighted average number of
common shares outstanding                              7,884,628      7,963,747

Common equivalent shares representing shares
issuable upon exercise of stock options                   62,768        287,626

Convertible preferred stock                                   --             --

Subtraction of common equivalent shares due to
antidilutive nature                                      (62,768)            --
                                                    ------------    -----------

Dilutive adjusted weighted average shares
and assumed conversions                                7,884,628      8,251,373
                                                    ============    ===========

Basic net loss per share                            $      (1.60)   $     (0.06)
                                                    ============    ===========

Diluted net loss per share                          $      (1.60)   $     (0.06)
                                                    ============    ===========